Exhibit 10.25(a)
First Amendment to
Amended and Restated Employment Agreement
          This First Amendment to Amended and Restated Employment Agreement (this “Amendment”) dated as of March 12, 2010 but retroactively effective as of January 1, 2009 is between Sterling Chemicals, Inc., a Delaware corporation (“Employer”), and John V. Genova (“Executive”).
Preliminary Statements
1.	Employer and Executive are parties to that certain Amended and Restated Employment Agreement dated as of June 16, 2009 but retroactively effective as of May 27, 2008 (the “Existing Employment Agreement”), pursuant to which Employer is employing Executive as its President and Chief Executive Officer.
2.	Employer and Executive desire to amend the Existing Employment Agreement in certain respects.
          Now, Therefore, in consideration of their mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Employment Agreement is hereby amended as follows:
          Section 1. Amendment of Section 5(f) of the Existing Employment Agreement. Effective as of January 1, 2009, Section 5(f) of the Existing Employment Agreement is hereby amended by adding a new sentence thereto at the end thereof to read in its entirety as follows:
Notwithstanding anything to the contrary contained in this Agreement, to the extent required by Section 409A of the Code, (x) the reimbursement of any Business Expenses under this Section will be made on or before the last day of the calendar year immediately following the calendar year in which such Business Expense is incurred, (y) the amount of Business Expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the Business Expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year and (z) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
          Section 2. Amendment of Section 7(e) of the Existing Employment Agreement. Effective as of January 1, 2009, Section 7(e) of the Existing Employment Agreement is hereby amended by amending clause (B)(1) thereof to read in its entirety as follows:
     (B) if, within 60 days after the Employment Termination Date, Executive has signed a release agreement, in form and content reasonably acceptable to Employer, and within such 60 day period any revocation period for the release has expired:

(1)	Employer shall pay to Executive, in lieu of any other severance or separation benefits (and, where the Employment Termination Date occurs before the Change of Control, reduced by the Severance Payment paid to Executive pursuant to Section 7(f) below), in a single lump sum payment on the 60th day after the Employment Termination Date where such Employment Termination Date occurs after the Change of Control and within 60 days after the Change of Control if such Employment Termination Date occurred prior to the Change of Control, an amount equal to (x) Executive’s Base Salary in effect on the Employment Termination Date times 2.75 (the “Base Salary Component”) plus (y) Executive’s ICP award at the target level for the performance period in effect on the Employment Termination Date (but in no event less than the target level specified in Section 5(b)) times 2.75 calculated as if Executive was employed by Employer for the entire performance period during which the ICP award could have been earned (the “Bonus Component” and, together with the Base Salary Component, the “Protection Period Severance Payment”);
          Section 3. Amendment of Section 7(f) of the Existing Employment Agreement. Effective as of January 1, 2009, Section 7(f) of the Existing Employment Agreement is hereby amended by amending clause (B)(1) thereof to read in its entirety as follows:
     (B) if, within 60 days after the Employment Termination Date, Executive has signed a release agreement, in form and content reasonably acceptable to Employer, and within such 60 day period any revocation period for the release has expired:
(1)	Employer shall pay to Executive, in lieu of any other severance or separation benefits, in a single lump sum payment on the 60th day after the Employment Termination Date, an amount equal to the sum of (x) 50% of the Base Salary Component plus (y) 50% of the Bonus Component (such amount, the “Severance Payment”);
          Section 4. Amendment of Section 7(h) of the Existing Employment Agreement. Effective as of January 1, 2009, Section 7(h) of the Existing Employment Agreement is hereby amended by adding a new sentence thereto at the end thereof, to read in its entirety as follows:
Notwithstanding anything to the contrary contained in this Agreement, to the extent required by Section 409A of the Code, (x) the reimbursement of any expenses under this Section will be made on or before the last day of the calendar year immediately following the calendar year in which the expense is incurred, (y) the amount of medical claims eligible for reimbursement or to be provided as an in-

kind benefit under this Agreement during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year and (z) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
          Section 5. Amendment of Section 7(j) of the Existing Employment Agreement. Effective as of January 1, 2009, Section 7(j) of the Existing Employment Agreement is hereby amended by adding a new sentence thereto at the end thereof, to read in its entirety as follows:
Notwithstanding anything to the contrary contained in this Agreement, the Executive shall not have any right to determine a date of payment of any amount under this Agreement.
          Section 6. Effect of Amendments. Except as amended and modified by this Amendment, the Existing Employment Agreement shall continue in full force and effect. The Existing Employment Agreement and this Amendment shall be read, taken and construed as one and the same instrument. Upon the effectiveness of this Amendment, each reference in the Existing Employment Agreement to “this Agreement” shall mean and be a reference to the Existing Employment Agreement as amended hereby.
          Section 7. Binding Effect. This Amendment shall inure to the benefit of, and shall be binding upon Employer and Executive and their respective heirs, executors, personal representatives, administrators, successors and assigns.
          Section 8. Severability. Should any clause, sentence, paragraph, subsection or Section of this Amendment be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Amendment, and the part or parts of this Amendment so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.
          Section 9. Governing Law. To The Extent Not Superseded By The Laws Of The United States, This Amendment Shall Be Construed and Enforced in Accordance With, and the Rights of the Parties Shall Be Governed By, the Internal Laws of the State of Texas, Without Reference to Principles of Conflicts of Law.

           In Witness Whereof, Employer has caused this Amendment to be executed on its behalf by its duly authorized officer, and Executive has executed this Amendment, effective as of the date first set forth above.

Sterling Chemicals, Inc.		Executive:

By:

	Kenneth M. Hale Senior Vice President, General Counsel and Secretary	John V. Genova